
EMS Technologies, Inc.
(a Georgia corporation)
LXE Inc. *
(Georgia)
NetSat 28, LLC
50.1% owned by EMS Technologies, Inc.
49.9% owned by Nation Net, LLC
(Delaware)
EMS Investment Holdings, Inc. *
(Delaware)
990834 Ontario Inc.
(Canada)
LXE Australia Pty, LTD
(Australia)
Skybridge Limited Partnership
3.356% ownership
(Delaware)
EMS Technologies Canada, Ltd.
(Canada)
LXE Belgium NV
(Belgium)
EMS Pacific Pty, LTD
(Australia)
EMS SATCOM UK, LTD
(United Kingdom)
LXE France SARL
(France)
LXE Gmbh
(Germany)
LXE Italia SRL
(Italy)
LXE Netherlands BV
(Netherlands)
LXE Scandanavia AB
(Sweden)
LXE Singapore
(Singapore)
LXE UK, LTD
(United Kingdom)